Exhibit 99.1

EXPRESS, INC. (EXPR) REPORTS FIRST QUARTER 2023 RESULTS AND COMPLETES

ACQUISITION OF BONOBOS IN PARTNERSHIP WITH WHP GLOBAL

Company has implemented $25 million of expense savings in 2023 and previously disclosed annualized savings of $40 million.

Columbus, Ohio - May 24, 2023 - Fashion apparel retailer Express, Inc. (NYSE: EXPR), announced its financial results for the first quarter of 2023. These results, which cover the thirteen weeks ended April 29, 2023, are compared to the thirteen weeks ended April 30, 2022.

“In January, we entered into a transformative strategic partnership with WHP Global and began a bold new chapter for our Company that will be guided by a new corporate strategy. We are transforming EXPR to create shareholder value by focusing on achieving profitable growth in our core Express business, optimizing our omnichannel platform, and accelerating growth and profitability through our partnership with WHP Global,” said Tim Baxter, Chief Executive Officer.

“Our first quarter comparable sales were negative 14% due to a combination of external factors and challenges in our product assortments. The reduced consumer spending, increased price sensitivity in discretionary categories and aggressive promotional activity across the industry that began in 2022 continued into the first quarter of this year and negatively impacted our performance. We continued to take corrective actions to address the imbalances in our women’s assortment architecture and delivered sequential improvement in women’s sales as the quarter progressed. However, we experienced a deceleration in our men’s and outlet stores businesses due to softness in traffic and against the backdrop of record volume in the first quarter of 2022,” continued Baxter.

“We are taking aggressive action to reduce expenses and improve the operating efficiency of our business. In January, we disclosed $40 million in annualized expense savings versus 2022, excluding the impact of inflation, and since that time, we have implemented an additional $25 million which we expect to realize in 2023 and which is reflected in our outlook. We are committed to identifying and implementing significant additional expense savings which we expect to be realized in the back half of 2023 and full year 2024. To do this most expeditiously, we have engaged external advisors,” continued Baxter.

“We also announced today that we have completed the joint acquisition of Bonobos with our strategic partner WHP Global. This is an important step in the transformation of our Company and a compelling addition to our brand portfolio. We expect the transaction will be accretive to operating income and free cash flow positive in fiscal 2023,” Baxter concluded.

First Quarter 2023 Operating Results

•	Consolidated net sales decreased 15% to $383.3 million from $450.8 million in the first quarter of 2022, with consolidated comparable sales down 14%

•

Comparable retail sales, which includes both Express stores and eCommerce, were down 13% compared to the first quarter of 2022. Retail stores comparable sales decreased 18% while eCommerce comparable sales declined 7%

•	Comparable outlet sales decreased 17% compared to the first quarter of 2022

•	Gross margin was 16.6% of net sales compared to 29.2% of net sales in last year’s first quarter, a decrease of approximately 1,260 basis points

•

Merchandise margin contracted by 900 basis points primarily driven by the challenging macroeconomic and highly promotional retail environment and 320 basis points of royalty expense related to the joint venture with WHP

•	Buying and occupancy expenses as a percent of net sales deleveraged approximately 360 basis points due to the decline in comparable sales

•

Selling, general, and administrative (SG&A) expenses were $139.3 million, 36.4% of net sales, versus $141.1 million, 31.3% of net sales, in last year’s first quarter. The deleverage in the SG&A expense rate was driven by the decline in comparable sales

•	Operating loss was $70.1 million compared to an operating loss of $9.1 million in the first quarter of 2022

•

Income tax expense was $0.4 million at an effective tax rate of (0.5)%, versus an income tax benefit of $0.5 million at an effective tax rate of 3.9% during the first quarter of 2022. The Company’s effective tax rate for the first quarter of 2023 was impacted primarily by the recording of an additional valuation allowance against the Company’s deferred tax assets

•	Net loss was $73.4 million, or $0.99 per diluted share, compared to a net loss of $11.9 million, or $0.18 per diluted share, in the first quarter of 2022

•	Earnings before interest, taxes, depreciation, and amortization (EBITDA) was negative $55.9 million, compared to $5.8 million in the first quarter of 2022

EBITDA is a non-GAAP financial measure. Please see Schedule 4 – Supplemental Information and the reconciliation contained therein for additional information concerning this non-GAAP financial measure.

Balance Sheet and Cash Flow Highlights

•

Cash and cash equivalents totaled $34.1 million at the end of the first quarter of 2023 versus $37.1 million at the end of the first quarter of 2022 and $65.6 million at the end of the fourth quarter of 2022

•

Inventory was $347.0 million at the end of the first quarter of 2023, down 7% compared to $371.2 million at the end of the first quarter of 2022 and down 5% compared to the end of the fourth quarter of 2022

•

Total debt was $179.8 million at the end of the first quarter of 2023 compared to short-term debt of $4.5 million and long-term debt of $203.5 million at the end of the first quarter of 2022 and $122.0 million at the end of the fourth quarter of 2022

•	At the end of the first quarter of 2023, $90.4 million remained available for borrowing under the Company’s amended revolving credit facility

•	Net cash used in operations was $80.6 million for the thirteen weeks ended April 29, 2023, compared to net cash used in operations of $75.9 million for the thirteen weeks ended April 30, 2022

•	Capital expenditures totaled $8.2 million for the thirteen weeks ended April 29, 2023, compared to $5.1 million for the thirteen weeks ended April 30, 2022

Expense Reduction Initiative

The Company is taking aggressive action to reduce expenses and improve the operating efficiency of its business. In January, the Company disclosed $40 million in annualized expense reductions versus 2022 prior to the impact of inflation and since that time, it has already identified and implemented an additional $25 million to be realized in 2023.

The Company is committed to finding significant additional expense savings which are expected to benefit the back half of 2023 and full year 2024, and has engaged external advisors to assist in analyzing and identifying both potential margin expansion and further expense reduction opportunities.

EXPR and WHP Global Complete Bonobos Acquisition

On May 23, 2023, EXPR and WHP Global completed their joint acquisition of Bonobos from Walmart Inc. for a combined purchase price of $75 million. WHP Global acquired the Bonobos brand for a purchase price of $50 million. EXPR acquired the operating assets and assumed related liabilities of the Bonobos business for a purchase price of $25 million.

Concurrent with the closing of the transaction, EXPR and WHP Global entered into an exclusive long-term license agreement with multiple renewal options granting EXPR the right to use the intellectual property acquired by WHP Global for the operation of the Bonobos business in the U.S. in exchange for the payment of a royalty fee to WHP Global.

This transaction is expected to provide the following strategic and financial benefits:

•

EXPR plans to unlock additional growth for the Bonobos brand by leveraging its strength in men’s to address underpenetrated categories, and its strength in marketing to drive greater awareness and customer acquisition

•	Bonobos expands the EXPR brand portfolio, accelerating the Company’s sales growth and profitability, and is expected to be accretive to operating income and free cash flow positive in fiscal 2023

•

EXPR expects to leverage its fully integrated omnichannel operating platform to drive financial efficiencies, operational synergies and additional economies of scale across Production & Sourcing, Logistics, Real Estate, Technology, and other areas of its existing and new businesses

For additional background on the acquisition, please read the announcement press release at ww.express.com/investor.

2023 Outlook

This outlook is based on our first quarter of 2023 performance and the advancements we have made in each of the four foundational pillars of our EXPRESSway Forward strategy (Product, Brand, Customer, Execution), balanced against the persistently challenging macroeconomic and retail apparel environments.

Second Quarter 2023

The Company expects the following for the second quarter of 2023 compared to the second quarter of 2022:

•	Net sales of approximately $400 million to $450 million, including approximately $30 million in Bonobos sales

•

Gross Margin rate to decrease approximately 800 basis points, including approximately 300 basis points of royalty expense related to the joint venture with WHP, and a positive 200 basis point impact from Bonobos

•	SG&A expenses as a percent of net sales to deleverage approximately 300 basis points, including an approximate 100 basis point impact from Bonobos

•	Net interest expense of $3 million

•	Effective tax rate of essentially zero percent

•	Diluted loss per share of $0.50 to $0.60

•	Consolidated inventory to increase by approximately 10% to 15% with the addition of Bonobos

Full Year 2023

The Company expects the following for the full year of 2023 compared to the full year of 2022:

•	Net sales of approximately $1.9 billion to $2.0 billion, including approximately $125 million to $150 million in Bonobos sales

•	Net interest expense of $15 million

•	Effective tax rate of essentially zero percent

•	Diluted loss per share of $1.50 to $1.70

•	Capital expenditures of approximately $30 million, a $25 million reduction compared to our previous outlook of $55 million as we prioritized capital deployment for the Bonobos transaction

See Schedule 5 for a discussion of projected real estate activity.

Conference Call Information

A conference call to discuss first quarter 2023 results is scheduled for May 24, 2023 at 8:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the earnings call are invited to dial (888) 550-5723 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.express.com/investor. A telephone replay of this call will be available beginning at 12:00 p.m. ET on May 24, 2023 until 11:59 p.m. ET on May 31, 2023, and can be accessed by dialing (800) 770-2030 and entering the replay pin number 1790468. In addition, an investor presentation of first quarter 2023 results will be available at www.express.com/investor at approximately 7:00 a.m. ET on May 24, 2023.

About EXPR

EXPR is a multi-brand fashion retailer whose portfolio includes Express, Bonobos and UpWest. The Company operates an omnichannel platform as well as physical and online stores. Grounded in a belief that style, quality and value should all be found in one place, Express is a brand with a purpose - We Create Confidence. We Inspire Self-Expression. - powered by a styling community. Bonobos is a menswear brand known for exceptional fit and an innovative retail model. UpWest is an apparel, accessories and home goods brand with a purpose to Provide Comfort for People & Planet.

The Company has over 530 Express retail and Express Factory Outlet stores in the United States and Puerto Rico, the Express.com online store and the Express mobile app; over 60 Bonobos Guideshop locations and the Bonobos.com online store; and 13 UpWest retail stores and the UpWest.com online store. EXPR is traded on the NYSE under the symbol EXPR. For more information about our Company, please visit www.express.com/investor and for more information about our brands, please visit www.express.com, www.bonobos.com or www.upwest.com.

Forward-Looking Statements

Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to (1) guidance and expectations, including statements regarding expected operating margins, comparable sales, effective tax rates, interest income, net income, diluted earnings per share, cash tax refunds, liquidity, EBITDA, free cash flow, eCommerce demand, and capital expenditures, (2) statements regarding expected store openings, store closures, store conversions, and gross square footage, (3) statements regarding the Company’s strategy, plans, and initiatives, including, but not limited to, results expected from such strategy, plans, and initiatives, and (4) the anticipated benefits or effects of the Bonobos acquisition, including statements regarding operating results, financial efficiencies, operational synergies, and our plans, objectives, expectations and intentions related to the acquired assets. You can identify these forward-looking statements by the use of words in the future tense and statements accompanied by words such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “scheduled,” “estimates,” “anticipates,” “opportunity,” “leads” or the negative version of these words or other comparable words. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company’s control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) the COVID-19 pandemic and any future impact on our business operations, financial condition, liquidity and cash flow; (3) geopolitical risks, including impacts from the ongoing conflict between Russia and Ukraine and increased tensions between China and Taiwan; (4) our ability to operate our business efficiently, manage capital expenditures and costs, and obtain financing when required; (5) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors including selling through inventory at an appropriate price; (6) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including our product offerings relative to customer demand, the mix of merchandise we sell, promotions, inventory levels, and sales mix between stores and eCommerce; (7) customer traffic at malls, shopping centers, and at our stores; (8) competition from other retailers; (9) our dependence on a strong brand image; (10) our ability to adapt to changing consumer behavior and develop and maintain a relevant and reliable omni-channel experience for our customers, including our efforts to optimize our omni-channel platform through our partnership with WHP Global; (11) the failure or breach of information systems upon which we rely; (12) our ability to protect customer data from fraud and theft; (13) our dependence upon third parties to manufacture all of our merchandise; (14) changes in the cost of raw materials, labor, and freight; (15) labor shortages and supply chain disruption; (16) our dependence upon key executive management; (17) our ability to execute our growth strategy, EXPRESSway Forward, including, but not limited to, engaging our customers and acquiring new ones, executing with precision to accelerate sales and profitability, creating great product and reinvigorating our brand; (18) our substantial lease obligations; (19) our reliance on third parties to provide us with certain key services for our business; (20) impairment charges on long-lived assets; (21) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (22) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (23) restrictions imposed on us under the terms of our current credit facility, including asset based requirements related to inventory levels, ability to make additional borrowings, and restrictions on the ability to effect share repurchases; (24) changes in tax requirements, results of tax audits, and other factors including timing of tax refund receipts, that may cause fluctuations in our effective tax rate; (25) changes in tariff rates; (26) natural disasters, extreme weather, public health issues, including pandemics, fire, acts of terrorism or war and other events that cause business interruption, (27) risks related to our strategic partnership with WHP Global; (28) our ability to realize the expected strategic and financial benefits of the Bonobos acquisition; and (29) our failure to regain compliance with the continued listing requirements of the New York Stock Exchange, or any future failure to meet those requirements. These factors should not be construed as exhaustive and should be read in conjunction with the additional information concerning these and other factors in Express, Inc.’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

INVESTOR CONTACT

Greg Johnson

VP, Investor Relations

gjohnson@express.com

(614) 474-4890

Schedule 1

Express, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	April 29, 2023	January 28, 2023	April 30, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$34,092	$65,612	$37,140
Receivables, net	17,106	12,374	9,331
Income tax receivable	1,140	1,462	1,850
Inventories	346,963	365,649	371,249
Prepaid royalty	47,146	59,565	—
Prepaid rent	5,762	7,744	5,701
Other	25,628	21,998	23,383

Total current assets	477,837	534,404	448,654
Right of Use Asset, Net	522,922	505,350	586,596
Property and Equipment	1,022,132	1,019,577	979,377
Less: accumulated depreciation	(894,020)	(886,193)	(841,137)

Property and equipment, net	128,112	133,384	138,240
Non-Current Income Tax Receivable	52,278	52,278	52,278
Equity Method Investment	166,210	166,106	—
Other Assets	6,342	6,803	4,816

TOTAL ASSETS	$1,353,701	$1,398,325	$1,230,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term lease liability	$197,944	$189,006	$195,343
Accounts payable	162,369	191,386	181,318
Deferred royalty income	15,412	19,852	—
Deferred revenue	33,243	35,543	32,833
Short-term debt	—	—	4,500
Accrued expenses	101,243	105,803	111,248

Total current liabilities	510,211	541,590	525,242
Long-Term Lease Liability	408,006	406,448	500,855
Long-Term Debt	179,750	122,000	203,483
Other Long-Term Liabilities	20,075	20,718	11,107

Total Liabilities	1,118,042	1,090,756	1,240,687

Commitments and Contingencies
Total Stockholders’ Equity (Deficit)	235,659	307,569	(10,103)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,353,701	$1,398,325	$1,230,584

Schedule 2

Express, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended
	April 29, 2023	April 30, 2022
Net Sales	$383,257	$450,785
Cost of Goods Sold, Buying and Occupancy Costs	319,464	319,285

GROSS PROFIT	63,793	131,500
Operating Expenses (Income):
Selling, general, and administrative expenses	139,348	141,093
Royalty income	(4,440)	—
Other operating income, net	(1,000)	(490)

TOTAL OPERATING EXPENSES	133,908	140,603
OPERATING LOSS	(70,115)	(9,103)
Interest Expense, Net	2,943	3,494
Other Income, Net	—	(200)

LOSS BEFORE INCOME TAXES	(73,058)	(12,397)
Income Tax Expense (Benefit)	369	(483)

NET LOSS	$(73,427)	$(11,914)

EARNINGS PER SHARE:
Basic	$(0.99)	$(0.18)
Diluted	$(0.99)	$(0.18)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	73,878	67,211
Diluted	73,878	67,211

Schedule 3

Express, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen Weeks Ended
	April 29, 2023	April 30, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(73,427)	$(11,914)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	14,405	15,172
Loss on disposal of property and equipment	—	10
Share-based compensation	1,871	2,393
Landlord allowance amortization	(58)	(157)
Changes in operating assets and liabilities:
Receivables, net	(4,732)	2,413
Income tax receivable	322	(463)
Prepaid royalty	12,419	—
Inventories	18,686	(12,454)
Deferred royalty income	(4,440)	—
Accounts payable, deferred revenue, and accrued expenses	(37,370)	(53,989)
Other assets and liabilities	(8,288)	(16,890)

NET CASH USED IN OPERATING ACTIVITIES	(80,612)	(75,879)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(8,200)	(5,142)
Costs from WHP transaction	(104)	—

NET CASH USED IN INVESTING ACTIVITIES	(8,304)	(5,142)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under the revolving credit facility	142,250	117,000
Repayment of borrowings under the revolving credit facility	(84,500)	(37,000)
Repayment of borrowings under the term loan facility	—	(1,125)
Repurchase of common stock for tax withholding obligations	(354)	(1,890)

NET CASH PROVIDED BY FINANCING ACTIVITIES	57,396	76,985

NET DECREASE IN CASH AND CASH EQUIVALENTS	(31,520)	(4,036)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	65,612	41,176

CASH AND CASH EQUIVALENTS, END OF PERIOD	$34,092	$37,140

Schedule 4

Express, Inc.

Supplemental Information - Consolidated Statements of Income

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures such as EBITDA. Management strongly encourages investors and stockholders to review the Company’s financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

EBITDA

EBITDA is defined as net income (loss) before interest expense (net of interest income), income tax expense (benefit) and depreciation and amortization expense.

How This Measure is Useful

When used in conjunction with GAAP financial measures, EBITDA is a supplemental measure of operating performance that the Company believes is a useful measure to facilitate comparisons to historical performance. EBITDA is used as a performance measure in the Company’s long-term executive compensation program for purposes of determining the number of equity awards that are ultimately earned and is also a metric used in our short-term cash incentive compensation plan.

Limitations of the Usefulness of This Measure

Because non-GAAP financial measures are not standardized, EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Therefore, this measure may not provide a complete understanding of the Company’s performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA to the most directly comparable GAAP measures, is set forth below:

	Thirteen Weeks Ended
(in thousands)	April 29, 2023	April 30, 2022
Net loss	$(73,427)	$(11,914)
Interest expense, net	2,943	3,494
Income tax expense (benefit)	369	(483)
Depreciation and amortization	14,246	14,736

EBITDA (Non-GAAP Measure)	$(55,869)	$5,833

Schedule 5

Express, Inc.

Real Estate Activity

(Unaudited)

First Quarter 2023 - Actual			April 29, 2023 - Actual
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(5)	327
Outlet Stores	—	(3)	195
Express Edit Stores	—	—	10
UpWest Stores	—	—	13

TOTAL	—	(8)	545	4.5 million

Second Quarter 2023 - Projected			July 29, 2023 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	—	327
Outlet Stores	—	(1)	194
Express Edit Stores	1	—	11
UpWest Stores	1	(2)	12

TOTAL	2	(3)	544	4.5 million

Full Year 2023 - Projected			February 3, 2024 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(9)	323
Outlet Stores	1	(5)	194
Express Edit Stores	1	—	11
UpWest Stores	3	(4)	12

TOTAL	5	(18)	540	4.4 million